EXHIBIT 10.34

EXECUTIVE EMPLOYMENT AGREEMENT

(“Agreement”)

EXECUTIVE EMPLOYMENT AGREEMENT signed September 23, 2009 by and between Jacobs Entertainment, Inc., a Delaware corporation (the “Company”) and Ian M. Stewart (the “Executive”).

WHEREAS, the Company desires to employ the Executive on a full-time basis, and the Executive desires to be so employed by the Company, from and after the date of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

ARTICLE I

EMPLOYMENT DUTIES AND BENEFITS

Section 1.1            Employment.  The Company hereby employs the Executive as President of Pari-mutuel Wagering Operations of the Company.  The Executive accepts such employment and agrees to perform the duties and responsibilities assigned to him under this Agreement.

Section 1.2            Duties and Responsibilities.  During the period of employment, Executive agrees to serve as the President of Pari-mutuel Wagering Operations of the Company and in such other offices and directorships of the Company and of its subsidiaries and related companies (collectively, “affiliates”) to which he may be elected or appointed, and to perform the duties commensurate with such positions and such other reasonable and appropriate duties as may be requested of him by the Chief Executive Officer of the Company, in accordance with this Agreement and in compliance with all applicable laws and regulations.  Excluding periods of vacation and sick leave to which Executive is entitled, Executive shall devote such time, energy, and skill to the business and affairs of the Company and its affiliates and to the promotion of their interests as is necessary to perform the duties required of him by this Agreement. The foregoing shall not be construed as preventing Executive from serving on the board of philanthropic organizations, or providing oversight with respect to his personal investments, so long as such service does not materially interfere with Executive’s duties hereunder. The Executive also may serve as a member of the board of directors of other corporations, subject to the approval of the Chief Executive Officer of the Company, which approval shall not be unreasonably withheld or delayed.

Section 1.3            Working Facilities; Location.  The Executive shall be furnished with facilities and services suitable to his position and adequate for the performance of his duties under this Agreement.  The principal place of performance by Executive of his duties hereunder shall be at the offices of the Company in New Kent, VA or at such other location as may reasonably be required to travel outside that area in the performance of Executive’s responsibilities.

Section 1.4            Vacations.  The Executive shall be entitled each year during the Term, as defined below, to a vacation with full salary and benefits, for the number of weeks set forth in the Company’s Employee Handbook.

Section 1.5            Vehicle Allowance.  The Executive shall be paid a vehicle allowance of approximately $1,000 per month, or at his election, the Company shall lease for not more than $600 per month a vehicle suitable for travel in Virginia in all weather conditions.

Section 1.6            Expenses.  The Executive is authorized to incur reasonable expenses for promoting the business of the Company in all respects, including expenses for entertainment, travel and similar items.  The Company will promptly reimburse the Executive for all such expenses upon the presentation by the Executive, from time-to-time, of an itemized account of such expenditures.  The Company shall pay or promptly reimburse the Executive for all licensing (both gaming and professional) costs and expenses including continuing professional education and professional liability insurance.

Section 1.7            Benefit Plans.  From the effective date of this Agreement, the Executive shall be entitled to participate in benefit plans provided to employees of the Company.  Such participation shall be based upon the policies established in the Company’s Employee Handbook as applicable to the Executive.

ARTICLE II

COMPENSATION

Section 2.1            Base Salary.  Beginning in the first year of this agreement, the Company shall pay to the Executive a Base Salary of $300,000 through the final year of this Agreement with annual pay increases of at least 3% each year based upon the prior year’s base salary payable in accordance with the Company’s payroll and withholding policies.

Section 2.2            Bonus and Bonus Plan Participation.  The Executive is entitled to participate in a bonus plan or incentive plan as formulated by the Company’s Board of Directors, Compensation Committee or Chief Executive Officer and/or President.  Within 60 days after the date of this Agreement, and at the beginning of each calendar year thereafter during the Term hereof, the Chief Executive Officer of the Company shall establish written goals and performance criteria for the Executive.   If such goals and performance criteria for the Executive are met for a particular year, the Executive shall be entitled to a bonus of up to 35% of his Base Salary. Subject to Sections 3.3 and 3.4, the bonus shall be payable only if the Executive is employed by the Company at December 31 of each year for which the bonus is determined.  In addition, the Executive is entitled to a bonus of 5% of the Colonial Downs EBITDA in excess of $2,000,000 for the years ended December 31, 2010, 2011 and 2012.

ARTICLE III

TERM OF EMPLOYMENT AND TERMINATION

Section 3.1            Term.  This Agreement shall be for a period commencing on August 1, 2009 and ending December 31, 2012, subject, however, to earlier termination during such period as provided in this Article (the “Term”).

Section 3.2            Termination by the Company With Cause.  The Company may terminate the Executive’s employment, at any time, for cause upon ten days’ written notice and opportunity for the Executive to remedy any non-compliance with the terms of this Agreement (if such non-compliance can be remedied).  Grounds for termination “for cause” shall be one or more of the following:  (i) intentional and material breach of his duty of loyalty or care to the Company, (ii) gross negligence or willful misconduct in performance of his duties during the course of his employment, (iii) failure to abide by the corporate policies and procedures set forth in the Company’s Employee Handbook; (iv) failure to execute the reasonable and lawful instructions of the Company’s Chief Executive Officer and/or President relating to the operation of the Company’s business; (v) failure to obtain within a reasonable time any required gaming licenses in Colorado, Nevada or any jurisdiction in which the Company conducts business; (vi) conviction of any felony crime or loss or material impairment of his gaming license in Colorado, Nevada, or any jurisdiction in which the Company conducts its business; and (vii) Executive’s inability to perform his duties hereunder for a period of more than 30 days because of a restraining order, injunction or other legal prohibition.  Upon the date of termination of the Executive’s employment pursuant to this Section 3.2, the Company’s obligation to pay any compensation including bonuses shall terminate, at which time the Company shall be responsible for compensating the Executive for any unpaid salary, vacation time not taken and unreimbursed expenses.  Subject to this exception and the obligation of the Company to compensate the Executive through the notice period, no other compensation shall be payable to the Executive should this Agreement be terminated pursuant to this Section 3.2.  The one-year noncompetition covenant in Section 4.1(c) below shall begin to run on the date of termination under this Section 3.2.

Section 3.3            Termination by the Company Without Cause.  If the Executive’s employment is terminated by the Company, without cause, all compensation shall cease, but the Company shall be obligated to compensate the Executive with a lump sum severance payment equal to a total of six months of salary compensation (i.e. 50% of the Base Salary then being paid to the Executive).  In the event the Executive’s employment is terminated pursuant to this Section 3.3, the Executive shall be entitled to participate in the bonus payable pursuant to Section 2.2, with respect to the year in which his employment is terminated, prorated for the year based on the number of full months employed during such year compared to 12.  The Company agrees to use its best efforts to provide the Executive with at least six months notice of termination should the Company choose to not renew this contract.  In addition, the non-competition covenants in Sections 4.1 (a) and (c) below shall be automatically terminated on the effective date of any termination of Executive’s employment by the Company without cause.

Section 3.4            Termination upon Death of the Executive.  In addition to any other provision relating to termination, this Agreement shall terminate upon the Executive’s death.  In such event, all unpaid compensation, compensation for vacation time not taken by the Executive and all expense reimbursements due to the Executive shall be paid to the Executive’s estate.  In the event Executive’s employment is terminated pursuant to this Section 3.4, the Executive’s estate shall be entitled to a death benefit equal to one year of salary compensation, and to participate in the bonus pursuant to Section 2.2 with respect to the year in which his employment is terminated pro rated for the year based on the number of full months worked during such year compared to 12.

Section 3.5            Termination by the Executive.  This Agreement may be terminated by the Executive upon 90 days prior written notice, in which event the Executive shall be entitled to salary compensation only during the notice period (i.e. three months from the date of notice at the Base Salary rate then in effect) and no pro rated bonus shall be paid or payable.  In the event the Executive’s employment is terminated pursuant to this Section 3.5 the one-year noncompetition covenants in Sections 4.1 (a) and (c) below shall begin to run 60 days after such notice of termination.

Section 3.6            Termination upon Change of Control.  (a) If during the Term there is a Change of Control of the Company or Colonial Holdings, Inc. or its subsidiaries (“Colonial”) and the Executive is not offered, by the acquiring company or person, an employment position, or not offered an employment position satisfactory to him, he shall be deemed Terminated Without Cause and shall be entitled to a severance payment in an amount equal to 150% of the Base Salary, which shall be in addition to amounts payable to the Executive under Section 3.3 above.

For purposes of this Section 3.6, “Change of Control” means the occurrence of any of the following:

(1)           any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than Jeffrey P. Jacobs and his related trusts becomes the beneficial owner of more than 33 1/3% of the total voting power of the Company’s, Colonial’s or its parent’s voting stock, and Jeffrey P. Jacobs and his related trusts beneficially own, in the aggregate, a lesser percentage of the total voting power of the voting stock of the Company, Colonial or its parent than such other person or group and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or its parent;

(2)           there is consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or Colonial to any person or group, together with any affiliates thereof and/or any of their affiliates; or

(3)           there is consummated any consolidation or merger of the Company, Colonial or its parent in which the Company, Colonial or its parent is not the continuing or surviving person or pursuant to which the common stock of the Company, Colonial or its parent would be converted into cash, securities or other property, other than a merger or consolidation of the Company, Colonial or its parent in which the holders of the capital stock of the Company, Colonial or its parent outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the voting power of the surviving corporation immediately after such consolidation or merger.

ARTICLE IV

CONFIDENTIALITY AND COMPETITION

Section 4.1            Further Obligations of the Executive During and After Employment.

(a)           The Executive agrees that during the term of his employment under this Agreement and for an additional period of one year, he will engage in no business activities which are or may be competitive with, or which might place him in a competing position to that of, the Company or any Affiliate except as authorized by the Company’s Board of Directors in its reasonable discretion.

(b)           The Executive realizes that during the course of his employment, the Executive will have produced and/or have access to confidential business plans, information, business opportunity records, notebooks, data, marketing strategies, trade secrets, customer lists and account lists of the Company and its affiliates (“Confidential Information”).  Therefore, during or subsequent to his employment by the Company, or by an affiliate, the Executive agrees to hold in confidence and not to directly or indirectly disclose or use or copy or make lists of any such Confidential Information, except to the extent authorized by the Company in writing.  All records, files, business plans, documents, equipment and the like, or copies thereof, relating to Company’s business, or the business of an affiliated company, which the Executive shall prepare, or use, or come into contact with, shall remain the sole property of the Company, or of an affiliated company, and shall not be removed from the Company’s or the affiliated company’s premises without its written consent, and shall be promptly returned to the Company upon termination or resignation of employment with the Company or its affiliated companies.

(c)           Because of his employment by the Company, the Executive will have access to secrets and confidential information about the Company, its business plans, its customers, its business opportunities, its expansion plans into other geographic areas and its methods of doing business.  The Executive agrees that for the Term of this Agreement and an additional period of one year he will not take any actions which are calculated to persuade any employee, customer, vendor or supplier of the Company to terminate or modify in any adverse manner his or its association with the Company.

(d)           In the event a court of competent jurisdiction finds any provision of this Section 4.1 to be so overbroad as to be unenforceable, then such provision shall be reduced in scope by the court, to the extent deemed necessary by the court to render the provision reasonable and enforceable.  Executive acknowledges and agrees that any breach of this Agreement by Executive would cause immediate irreparable harm to the Company.  Executive agrees that should he violate any of the terms and conditions of this Agreement, the Company, at its sole discretion, shall be entitled to seek to obtain immediate injunctive relief and enjoin further and future violations of this Agreement.

ARTICLE V

DISABILITY AND ILLNESS

Section 5.1            Disability and Salary Continuation.

(a)           Definition of Total Disability.  For purposes of this Agreement, the terms “totally disabled” and “total disability” shall mean disability as defined in any total disability insurance policy or policies, if any, in effect with respect to the Executive.  If no insurance policy is in effect, “total disability” shall mean a medically determinable physical or mental condition, which, in the opinion of two physicians chosen by the mutual consent of the parties, renders the Executive unable to perform substantially all of the duties required pursuant to this Agreement.  Total disability shall be deemed to have occurred on the date of the disabling injury or onset of the disabling illness, as determined by the two independent physicians.  In the event that the two independent physicians are unable to agree as to the date of the disabling injury or onset of the disabling illness, such date shall be deemed to be the later of the two dates determined by the physicians chosen pursuant to this Section 5.1(a).

(b)           Salary Continuation.  If the Executive becomes totally disabled during the term of this Agreement, his full salary shall be continued for six months from the date of the disabling injury or onset of the disabling illness as determined in accordance with the provisions of Section 5.1(a) above and thereafter the Executive’s employment may be terminated in accordance with the provisions of Section 3.3.

Section 5.2            Illness.  If the Executive is unable to perform the services required under this Agreement by reason of illness or physical injury not amounting to total disability, also as determined in this Article, the compensation otherwise payable to the Executive under this Agreement shall be continued for a period of one year he shall be entitled to participate in the bonus payable in Section 2.4 with respect to the year in which the illness occurred prorated for the year based on the number of months worked during such year compared to 12 after which the Company shall have no further obligation to the Executive.

ARTICLE VI

INDEMNIFICATION

Section 6.1            General. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Indemnifiable Action ”), by reason of the fact that he is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Indemnifiable Action is alleged action in an official capacity as a director, officer, member, employee or agent, he shall be indemnified and held harmless by the Company to the fullest extent authorized by Delaware law and the Company’s bylaws, as the same exist or may hereafter be amended (but, in the case of any such amendment to the Company’s bylaws, only to the extent such amendment permits the Company to provide broader indemnification rights than the Company’s bylaws permitted the Company to provide before such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Executive in connection therewith; provided however that the Executive shall be entitled to indemnification with respect to any Indemnifiable Action hereunder only if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 6.2            Procedure. The indemnification provided pursuant to this Article VI shall be subject to the following conditions:

(a)           The Executive must promptly give the Company written notice of any actual or threatened Indemnifiable Action and, upon providing such notice, the Executive shall be presumed to be entitled to indemnification under this Agreement and the Company shall have the burden of proof to overcome that presumption in reaching any contrary determination; provided, however, that the Executive’s failure to give such notice shall not affect the Company’s obligations hereunder;

(b)           The Company will be permitted, at its option, to participate in, or to assume, the defense of any Indemnifiable Action, with counsel reasonably approved by the Executive; provided , however , that (i) the Executive shall  have the right to employ his own counsel in such Indemnifiable Action at the Executive’s expense, and (ii) if (A) the retention of counsel by the Executive has been previously authorized in writing by the Company, (B) the Company shall have reasonably concluded, based on the advice of independent legal counsel mutually selected by the Company and the Executive, that there may be a conflict of interest between the Company and the Executive in the conduct of any such defense, or (C) the Company shall not, in fact, have retained counsel to assume the defense of such Indemnifiable Action, the fees and expenses of the Executive’s counsel shall be at the expense of the Company; and provided, further, that the Company shall not settle any action or claim that would impose any limitation or penalty on the Executive without obtaining the Executive’s prior written consent, which consent shall not be unreasonably withheld;

(c)           The Executive must provide reasonable cooperation to the Company in the defense of any Indemnifiable Action; and

(d)           The Executive must refrain from settling any Indemnifiable Action without obtaining the Company’s prior written consent, which consent shall not be unreasonably withheld.

Section 6.3            Advancement of Costs and Expenses. The Company agrees to advance all costs and expenses referred to in Sections 6.1 and 6.6; provided, however, that the Executive agrees to repay to the Company any amounts so advanced only if, and to the extent that, it shall ultimately be determined by a court of competent jurisdiction that the Executive is not entitled to be indemnified by the Company as authorized by this Agreement. The advances to be made hereunder shall be paid by the Company to or on behalf of the Executive within twenty (20) days following delivery of a written request therefore by the Executive to the Company. The Executive’s entitlement to advancement of costs and expenses hereunder shall include those incurred in connection with any action, suit or proceeding by the Executive seeking a determination, adjudication or arbitration award with respect to his rights and/or obligations under this Article VI.

Section 6.4            Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending an Indemnifiable Action in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right which the Executive may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5            D&O Insurance. The Company will maintain a directors’ and officers’ liability insurance policy covering the Executive that provides coverage that is reasonable in relation to the Executive’s position during his employment.

Section 6.6            Witness Expenses. Notwithstanding any other provision of this Agreement, the Company shall indemnify the Executive if and whenever he is a witness or threatened to be made a witness to any action, suit or proceeding to which the Executive is not a party, by reason of the fact that the Executive is or was a director or officer of the Company or its Affiliates or by reason of anything done or not done by him in such capacity, against all expense, liability and loss incurred or suffered by the Executive in connection therewith; provided , however , that if the Executive is no longer employed by the Company, the Company will compensate him, on an hourly basis, for all time spent, at either his then current compensation rate or his Base Salary at the rate in effect as of the termination of his employment, whichever is higher.

Section 6.7            Survival. The provisions of this Article VI shall survive the expiration or earlier termination of this Agreement, regardless of the reason for such termination.

ARTICLE VII

GENERAL MATTERS

Section 7.1            Governing Law.  This Agreement shall be governed by the laws of the State of Colorado and shall be construed in accordance therewith.

Section 7.2            No Waiver.  No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party.  A waiver of any term or provision shall not be construed as a waiver of any other term or provision.

Section 7.3            Amendment.  This Agreement may be amended, altered or revoked at any time, in whole or in part, by filing with this Agreement a written instrument setting forth such changes, signed by each of the parties.

Section 7.4            Benefit.  This Agreement shall be binding upon the Executive and the Company, and shall not be assignable by either party without the other parties’ written consent.

Section 7.5            Severability.  If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions.  On the contrary, such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions had not been included in the Agreement.

Section 7.6            Effective Date.  The effective date of this Agreement shall be August 1, 2009.

Section 7.7            Arbitration.  The Company and the Executive expressly agree that all disputes arising out of this Agreement shall be resolved by arbitration in accordance with the following provisions.  Either party must demand in writing such arbitration within 10 days after the controversy arises by sending a notice to arbitrate to both the other party and to any recognized and reputable alternative dispute resolution firm, such as the Judicial Arbitrators Group located in Denver, Colorado.  The controversy shall then be arbitrated pursuant to the rules promulgated by any such firm at the firm’s offices located in Denver, Colorado.  The parties will select by mutual agreement the arbitrator or arbitrators (hereinafter collectively referred to as “arbitrator”) to hear and resolve the controversy.  The express terms of this Agreement and the laws of the State of Colorado shall govern the arbitrator.  The arbitrator’s decision shall be final and binding on the parties and shall bar any suit, action, or proceeding instituted in any federal, state, or local court or administrative tribunal.  Notwithstanding the preceding sentence, the arbitrator’s judgment may be entered in any court of competent jurisdiction.  These arbitration provisions shall survive the termination of this Agreement.

Section 7.8            Section 409A.  This Agreement is intended to comply with the requirements of Section 409A and shall be construed accordingly.  Any payments or distributions to be made to the Executive under this Agreement upon a separation from service (as defined in Section 409A) of amounts classified as “nonqualified deferred compensation” for purposes of Code Section 409A, shall in no event be made or commence until 6 months after such separation from service.  Each payment of nonqualified deferred compensation under this Agreement shall be treated as a separate payment for purposes of Code Section 409A.  Any reimbursements made pursuant to this Agreement shall be paid as soon as practicable but no later than 90 days after the Executive submits evidence of such expenses to Corporation (which payment date shall in no event be later than the last day of the calendar year following the calendar year in which the expense was incurred).  The amount of such reimbursements during any calendar year shall not affect the benefits provided in any other calendar year, and the right to any such benefits shall not be subject to liquidation or exchange for another benefit.

Section 7.9            Executive’s Representation.  The Executive represents that he has engaged legal counsel to review this Agreement and advise him with respect to each Section hereof.

JACOBS ENTERTAINMENT, INC.

By:	/s/ Stephen R. Roark
Stephen R. Roark
President

EXECUTIVE:

/s/ Ian M. Stewart
Ian M. Stewart